Exhibit 5.1

August 25, 2021

To:

Inspira Technologies Oxy B.H.N. Ltd.

2 Ha-Tidhar St.

Ra’anana, 4366504, Israel

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Inspira Technologies Oxy B.H.N. Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 4,180,898 of the Company’s ordinary shares, no nominal value (the “Shares”), issuable under the InSense Medical Ltd. 2019 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect; (iii) resolutions of the board of directors which relate to the Registration Statement and the Plan; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Shares and any equity awards that provide for the acquisition thereof will be granted in accordance with the Plan and the Company’s articles of association.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and applicable option grant, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)

Sullivan & Worcester Tel-Aviv (Har-Even & Co.)